UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 26, 2008
Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	000-14492	34-1469491

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

307-11 N. Defiance, Archbold, Ohio		43502

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, including Area Code (419) 446-2501
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the exchange Act (17-CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Company has received notification of the intentions of Dean Miller and Joe Crossgrove to retire from the Board of Directors of the Company and its subsidiary, The Farmers & Merchants State Bank (the “Bank”). Mr. Miller has served as the Vice Chairman of the Boards and Mr. Crossgrove has served as the Chairman of the Boards. Their retirements were accepted by the Company’s President and Chief Executive Officer, Paul S. Siebenmorgen. Mr. Miller’s retirement is effective on December 26, 2008 and Mr. Crossgrove’s retirement will be effective on January 28, 2009.
     The Board of Directors has named Marcia Sloan Latta to fill the vacancies on both the Company’s and Bank’s Board of Directors created by Mr. Miller’s resignation. Ms. Latta’s appointment will be effective as of January 16, 2008. At this time, it is not known on which committees of the Boards of Directors Ms. Latta will serve. In accordance with the Company’s and Bank’s Code of Regulations, the Board of Directors also has determined to reduce by one member, to 13, the number of directors serving on the Boards of the Company and the Bank after Mr. Crossgrove’s resignation becomes effective on January 28, 2009.
     Ms. Latta serves as the Vice President for Development of the Bowling Green State University Foundation and as Senior Associate Vice President for Advancement at Bowling Green State University. She received her Certified Fund Raising Executive designation in 1995 and holds both her undergraduate and Master’s degree in the field of mass communication. She is currently pursuing her doctorate in leadership and policy studies.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Farmers & Merchants Bancorp, Inc. (Registrant)
Dated: December 26, 2008	/s/ Paul S. Siebenmorgen
Paul S. Siebenmorgen
President & Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President & Chief Financial Officer